AMENDMENT TO
                      EMPLOYMENT AGREEMENT


      THIS AMENDMENT, dated as of December 15, 1994, amends the Employment Agreement (the `Agreement") dated November 24, 1989, between Textron Inc., a Delaware corporation (the "Corporation") and James F. Hardymon (the "Executive").
      The Corporation and the Executive hereby agree to add a new
Section 4(h) as follows:
     (h)  Retirement Units
            (a) The Corporation hereby grants to the Executive 500,000 Retirement Units (the "Retirement Units") with a stated value of $49.1875 per unit (the "Stated Value"). Upon the Executive's retirement from the Corporation on or after November 30, 1999, the Corporation shall award to the Executive for each Retirement Unit a cash amount equal to the amount by which (i) the average of the composite closing prices (as reported on the New York Stock Exchange Consolidated Tape) of the Corporation's common stock for the first ten trading days after the Executive's retirement date exceeds (ii) the Stated Value. Such award shall be paid to the Executive in a lump sum or in annual installments as may be determined by the Organization and Compensation Committee of the Corporation's Board of Directors. Except as otherwise provided herein, the Executive shall not be entitled to receive such award if his employment with the Corporation ends for any reason prior to November 30, 1999, provided that if the Executive's employment ends prior to such date because of his death or disability, the Executive or the Executive's estate may receive a pro-rata portion of such award in the discretion of the Corporation's Board of Directors.

           Notwithstanding the above, in the event that the Executive retires or his employment otherwise terminates at any time after a "change in control" (as defined in the Textron 1994 Long-Term Incentive Plan), the Corporation shall, in lieu of the above award, award to the Executive (or to the Executive's estate in the event of his death prior to payment) upon such retirement or other termination of employment, a cash amount equal to the amount by which
     (i) the highest closing price per share of the Corporation's Common Stock (as reported on the New York Stock Exchange Consolidated Tape during the 30-day period ending on the date of such change in control exceeds (ii) the Stated Value.

          The number of Retirement Units granted to the Executive hereunder and the Stated Value of each Retirement Unit shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Corporation's Common Stock resulting from a stock split, stock dividend or any other increase or decrease in such shares effective without receipt of consideration by the Corporation.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.


                                   /s/ James F. Hardymon
                                   James F. Hardymon


                                   TEXTRON INC.



                               By: /s/ Martin D. Walker
                                   Martin D. Walker
                                   Chairman, Organization and
                                   Compensation Committee


ATTEST:


/s/ Karen A. Quinn-Quintin
Secretary